Exhibit No. 10.1

AMENDMENT NO. 2012-1
TO THE CENTRAL PACIFIC FINANCIAL CORP.
2004 STOCK COMPENSATION PLAN

In accordance with Section 16.1 of the Central Pacific Financial Corp. 2004 Stock Compensation Plan (“Plan”), the Plan is hereby amended by this Amendment No. 2012-1, effective as of the date of shareholder approval.

1.             Section 4.1 of the Plan, as amended, shall be amended by replacing the third sentence with the following:

“The maximum aggregate number of Shares that may be granted pursuant to any Award granted in any one Fiscal Year to any one Participant shall be 200,000 Shares.”

2.             Article 11 of the Plan shall be deleted in its entirety and replaced with the following:

“Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 11, the performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures: net sales; gross sales; revenue; net revenue; gross revenue; net income; net income after capital costs, non-interest income compared to net interest income ratio; growth of loans and/or deposits; growth in number of customers, households or assets; cash generation; cash flow; unit volume; market share; cost reduction; EVA®; costs and expenses (including expense efficiency ratios and other expense measures); strategic plan development and implementation; customer satisfaction; credit quality measures; full-time equivalency control; allowance for loan losses; operating efficiency; loan chargeoffs; loan writedowns; non-performing or impaired loans; return measures (including, but not limited to, return on assets, risk-adjusted return on capital or return on equity); return on net assets; return on actual or proforma assets; return on average assets; return on capital; return on investment; return on working capital; return on net capital employed; working capital; asset turnover; economic value added; total stockholder return; fee income; net income; net income before capital costs; net income before taxes; operating income; operating profit margin; net income margin; net interest margin; sales margin; market share; inventory turnover; days sales outstanding; sales growth; capacity utilization; increase in customer base; book value; stock price (including, but not limited to, growth measures and total shareholder return); earnings per share (actual or targeted growth); stock price earnings ratio; margins; earnings before interest; taxes; depreciation and amortization expenses (“EBITDA”); earnings before interest and taxes (“EBIT”); earnings before interest (“EBI”); or EBITDA, EBIT, EBI or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue.

In addition to the foregoing, the Committee may consider the following individual unit/production Performance Measures: cost per dollar loan growth; cost per dollar deposit growth; revenue per personnel; operating expense to group budget; service levels (group); and personal performance.

Any Performance Measure(s) may be designated to apply on a “core” basis, where at the discretion of the Committee certain non-recurring items may be excluded for purposes of determining the attainment of the Performance Measure(s).  In addition, any Performance Measure(s) may be used to measure the performance of the Company as a whole, or any subsidiary, affiliate, business unit of the Company, in comparison with peer group performance or to an index, or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate.  The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 11.

The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) reorganization or restructuring programs; (e) extraordinary or nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be adjusted upward.  The Committee shall retain the discretion to adjust such Awards downward. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.  In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m).”